INTERACTIVE MARKETING TECHNOLOGY, INC.
                               PROMISSORY NOTE


May 8th, 2000                                                  $ 100,000.00


    FOR VALUE RECEIVED, Interactive Marketing Technology, Inc., a Nevada corporation (the "Company" or "Payor"), hereby promises to pay to GREGORY HAEHN, an individual with an address at 2890 Attleboro Rd., Shaker Heights, Ohio, 44120 (the "Payee"), or its assigns, in lawful money of the United States, the principal amount of one hundred thousand dollars ($100,000), together with all interest accrued thereon calculated from the date hereof in accordance with the provisions of Section 1 hereof.

    1.    Accrual of Interest.   Interest will accrue on the unpaid principal
amount of this Note from and after the date hereof on a daily basis at the rate per annum equal to 10.0%. Interest shall be payable on the outstanding balance hereof upon payment of the principal amount of this Note.

    2.    Maturity Date.

         (a) The unpaid principal balance of this Note (together with interest accrued thereon) shall become due and payable on the earlier of (i) the date of receipt of any payments on the outstanding accounts receivable from QVC or Sam's Club, (ii) July 31, 2000 and (iii) the occurrence of an Event of Default; provided, however, that in the case of any payment received as described in clause (i), only the amount of principal of this Note equal to such payment shall become due and payable.

         (b) This Note shall be redeemable by the Company at any time following the date hereof at a redemption price equal to one hundred percent (100%) of the principal amount hereof, plus all accrued and unpaid interest.

    3.    Events of Default.

         (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

               (i) Payor fails to pay when due any amount (whether interest, principal or other amount) then due or payable on this Note on the date due;

               (ii) Payor fails to perform or observe any other provision contained in this Note and such failure continues unremedied for a period of ten (10) days after the Payee notifies Payor of such breach; or

               (iii) Payor makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or

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decree is entered adjudicating Payor bankrupt or insolvent; or any order for relief with respect to Payor is entered under the Bankruptcy Code of 1978, as amended; or Payor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Payor.

         (b)    Consequences of Events of Default.

               (i) If any Event of Default (other than the type described in Section 3(a)(iii) hereof has occurred, the Payee may demand (by written notice delivered to Payor) immediate payment of all or any portion of the outstanding principal amount of this Note, together with any and all accrued interest thereon, which amount shall become due and payable upon such demand. If an Event of Default of the type described in Section 3(a)(iii) has occurred, then all of the outstanding principal amount of this Note together with any and all accrued interest thereon shall automatically be immediately due and payable without any action on the part of the Payee.

               (ii) Payee shall also have any other rights which such holder may have been afforded under this Note at any time and any other rights which such holder may have pursuant to applicable law.

    4. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may not be amended and Payor may not take any action prohibited herein, or omit to perform any act required to be performed by it herein, unless Payor has obtained the prior written consent of the holder of this Note.

    5. Cancellation. After all obligations for the payment of money arising under this Note have been paid in full, this Note will be surrendered to Payor for cancellation.

    6. Notices; Place of Payment. Any notice hereunder shall be in writing and shall be delivered by recognized courier, facsimile or certified mail, return receipt requested, and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered or facsimiled to such party at its address set forth below (or at such other address as such party shall specify in writing):

    If to Payor:        Interactive Marketing Technology, Inc.
                        3575 Cahuenga Boulevard West
                        Suite 390
                        Hollywood, California  90068
                        Attention:   President and Chief Executive Officer

    If to Payee:        Gregory Haehn
                        ________________
                        ________________


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    All payments to be made under this Note are to be delivered to the holder at such address or to the attention of such person as the holder may designate by prior written notice to Payor. At the request of the holder of this Note, all payments shall be made by check or by wire transfer of immediately available funds to an account which the holder may designate from time to time.

    7.    Waiver of Presentment, Demand, Dishonor.

          (a) Payor hereby waives presentment for payment, protest, demand, notice of protest and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided or allowed under the Bankruptcy Code against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

          (b) No failure on the part of any holder of this Note to exercise any right or remedy hereunder with respect to Payor, whether before or after the happening of an Event of Default, shall constitute waiver of any such Event of Default or of any other Event of Default by such holder or on behalf of any other holder. No failure to accelerate the debt of Payor evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right any holder of this Note may have, whether by the laws of the state governing this Note, by agreement or otherwise, and Payor hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

    8. Governing Law. The validity, construction and interpretation of this Note shall be governed by and construed in accordance with the internal laws of the State of Calfiornia.

    9. Transfer; Assignment. This Note may not be negotiated, assigned or transferred by Payor at any time, except with Payee's prior written consent.

    10. Entire Agreement. This Promissory Note contains the entire agreement of the parties and supersedes all other agreements, understandings and representations, oral or otherwise, between the parties with respect to the matters contained herein. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators, fiduciaries, next of kin and executors. Section headings used herein are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

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


    IN WITNESS WHEREOF, Payor has executed and delivered this Promissory Note on the date first written above.

                                     INTERACTIVE MARKETING TECHNOLOGY, INC.

                                           /s/ Sandy Lang
                                    By:  _____________________________
                                    Name:
                                    Title:



                         SCHEDULE OF PROMISSORY NOTES


            Note dated May 17, 2000

            Payee:    Sandy Lang, an individual
            Amount:   $46,000


            Note dated May 30, 2000

            Payee:     Sandy Lang, an individual
            Amount:    $30,000